Exhibit 99.1

Event ID: 1390012

Culture: en-US

Event Name: Q1 2007 The Mosaic Company Earnings Conference Call

Event Date: 2006-10-03T15:00:00 UTC

P: Operator;;

C: Doug Hoadley;The Mosaic Company;VP IR

C: Fritz Corrigan;The Mosaic Company;President and CEO

C: Jim Prokopanko;The Mosaic Company;COO, EVP

C: Larry Stranghoener;The Mosaic Company;EVP, CFO

P: Marshall Reid;Banc of America;Analyst

P: Don Carson;Merrill Lynch;Analyst

P: Edlain Rodriguez;Goldman Sachs;Analyst

P: David Silver;JP Morgan;Analyst

P: Brian Hughes;Citigroup;Analyst

P: Stephen Byrne;Merrill Lynch;Analyst

P: [Narayana Krishna];Nemurra Asset Management;Analyst

P: [Paul Bonito];TD Newcrest;Analyst

P: Bob Goldberg;Scopus Asset Management;Analyst

P: Bill Young;Credit Suisse;Analyst

+++ Presentation

Operator: Good day, ladies and gentlemen, and welcome to the Mosaic fiscal 2007 first quarter earnings conference call. My name is [Carissa] and I will be your coordinator for today. [OPERATOR INSTRUCTIONS]. I would now like to turn the presentation over to your host for today’s conference, Mr. Doug Hoadley, Vice President of Investor Relations. Please proceed, sir.

Doug Hoadley: Thank you. And again welcome to Mosaic’s fiscal 2007 first quarter conference call. We’re happy to have several members of our management team join us this morning for this call, including Fritz Corrigan, President and Chief Executive Officer; Jim Prokopanko, Executive Vice President and Chief Operating Officer; Larry Stranghoener, Executive Vice President and Chief Financial Officer; Rich Mack, Senior Vice President and General Counsel; Linda Thrasher, Vice President, Public Affairs; and Tony Brausen, Vice President of Finance and Chief Accounting Officer.

Before I turn the call over to Fritz for opening remarks, let me read our Safe Harbor statement. Statements made during this conference call contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. These statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties.

Actual results may differ materially from those projected in the forward-looking statements. I’d like to point out that the remarks made during the conference call are made based on information and understandings that we believe to be accurate as of today’s date, October 3rd, 2006. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is included in our press release issued earlier this morning and in our various reports filed with the Securities and Exchange Commission. Because of the time sensitive nature of this information, it is The Mosaic Company’s policy to limit archive replay of the conference call for a period of seven days. This call is the property of Mosaic. Any distribution, transmission, broadcast or rebroadcast in any form without the express written consent of Mosaic is prohibited.

I’ll now turn it over to Fritz Corrigan.

Fritz Corrigan: Thanks, Doug. And good morning to everybody. I’ll start this morning by addressing our first quarter results for fiscal 2007 and then turn it over to Jim Prokopanko for some thoughts on our outlook. Larry will then give a financial update, and lastly I’ll close with comments on the announcement regarding my retirement, which was released earlier this morning.

Mosaic’s highlights for our fiscal 2007 first quarter included the following. First, net earnings for the first quarter ended August 31, 2006 were $109 million or $0.25 per share. This compares to reported net earnings of $76.1 million or $0.18 per share, for last year’s first quarter. The first quarter results include a couple of one-time items, including a favorable tax benefit of $39.0 million, or $0.09 per share, related to a reduction of Canadian federal corporate tax rates and a pretax benefit of $15.7 million, or $0.02 a share, resulting from a favorable arbitration award which we won during the quarter. Second, our net sales declined 8%, which was mainly due to lower sales by our Phosphates and Offshore business segments.

Third, our operating earnings declined from $192.0 million a year ago to $131.6 million primarily due to the change in unrealized mark-to-market natural gas and foreign currency derivative gains. For the first quarter of fiscal 2007, these mark-to-market gains were just $600,000 compared with $61.3 million in gains a year ago. After excluding these mark-to-market adjustments, operating earnings were about unchanged compared to a year ago despite weak volumes in both phosphate and potash for most of the quarter.

Our first quarter closed on a strong note, especially for our Potash business, after the resumption of shipments by Canpotex to Chinese buyers in August.

We continue to focus on execution. And we’re now beginning to see some results. As we approach the two-year anniversary of Mosaic, we are at last all but complete with our major integration initiatives. In fact, we’ve achieved a major milestone just this week with the successful launch of our new enterprise resource planning system, or ERP, which many of you know has been a critical priority for us for over a year.

Countless hours of work have gone into this project, which consolidates all of our North American commercial and financial systems, greatly streamlines processes, improves our control environment, and will allow us to reduce SG&A costs. True integration of our Phosphates business is now possible. And another major priority for us in the months ahead will be to strengthen our balance sheet and to lower our cash interest costs. I’m pushing my team hard to finalize the evaluation of various refinancing alternatives so that we can move forward.

We also continue to be focused on developing meaningful, lasting relationships with our key customers, particularly in North America. Earlier this year, we named Rick McLellan as our North American sales and marketing team leader and also restructured our sales organization. We believe these changes are resulting in even stronger relationships with our customers.

As many of you know, we’ve made some tough decisions to significantly restructure our Phosphates business last May. We believe that we are beginning to capture the benefits of these decisions. While we’re still incurring expenses relating to the restructuring, these should decline as we progress in fiscal 2007. Phosphates operating earnings were $82.9 million compared to $106.9 million for the same period a year ago. However, the decline in our operating earnings was mainly the result of a year-over-year unfavorable net change of $30.1 million in mark-to-market adjustments. As most of you will recall, natural gas prices spiked at about — to about $14 per million BTU a year ago this time, which resulted in a large gain in our mark-to-market natural gas derivative contracts.

Our Potash results were hampered by a slow start during our first quarter due to lack of exports to China and India. However, since the completion of Canpotex’s 2006 contract with Chinese buyers in late July, strong shipments have resumed to China and also to India and North American dealers who have also increased their purchase for the fall season, which is rapidly approaching. Potash operating earnings were $60 million — almost $61 million during the first quarter compared to $98.5 for the same period last year. Most of this decline in our Potash operating earnings was accounted for by a year-over-year unfavorable net change of $30.6 million in natural gas and foreign currency derivative mark-to-market adjustments along with a modestly lower potash price. Our international price declined as a result of a change in mix of product and destination markets compared to the prior year. We also saw a modest softening in the North American potash fertilizer price.

Let me now turn to our Offshore business segment, which has presented challenges during the last year or so, and not performed up to our expectations, particularly Brazil. To address our challenges in Brazil, we have been and continue to take aggressive actions to cut costs in order to stay competitive and improve our margins. First, we have reduced our head count by approximately 21% over the past 10 months. Second, we have temporarily closed our Sorriso blend plant in the Mato Grosso state, where farmer economics appear to have been particularly impacted. Third, we have reduced our operating working capital in Brazil by almost 50% over the last year by tightly controlling inventories and managing our credit risk. Brazil agricultural economics have been a challenge with the strengthening of the Brazilian Rias, but we look forward to modest improvements in this situation.

While Brazil is a significant component of our Offshore business, other growing markets are very important to us, as well. We are pleased to inform our investors that we reached a milestone in Argentina in July with the start-up of our new granular single super phosphate or SSP manufacturing facility in Quebracho which has the capacity to produce about 240,000 metric tonnes per year. Single super phosphate will be an excellent product for the Argentine market, and this represents the second country in Latin America where Mosaic now has production operations in addition to our extensive distribution network. Our startup at this facility has gone exceptionally well and it is currently producing quality product that is being well received by our customers.

With that as a recap of our first quarter, I’d like to now turn to Jim Prokopanko to discuss our outlook. Jim?

Jim Prokopanko: Thank you, Fritz. I’m delighted to join the Mosaic team and feel very fortunate to be joining the Mosaic enterprise at this point in time. Over the last two months, I’ve visited most of our production facilities and met many of our customers and employees. These visits give me great confidence in the capacity of this enterprise to create value for our customers and shareholders. In my comments that follow, I’ll speak to the prospects for our business segments, share my thoughts on a view of the broader agricultural market trends, and conclude with my early thoughts about the future of The Mosaic Company following my first nine weeks on the job.

There are a lot of good things happening at Mosaic. And we look to see more positive developments with the recent restructuring of our Phosphates business. Having said that, however, we are disappointed in our first quarter DAP and MAP domestic sales volumes. It appears that this softness has impacted the entire U.S. phosphate industry, as total industry sales declined by about 8% during our first quarter.

As Fritz mentioned, the fall fertilizer season is rapidly approaching and based on what we are seeing, we don’t believe that the domestic phosphate market has yet geared up. We will need to have a strong fall fertilizer season to reach our anticipated sales volume of 9.5 to 9.9 million tonnes in fiscal 2007, which includes sales of 900,000 tonnes of feed phosphates. This pickup in demand will also be critical for us to reach our post-restructuring operating earnings improvement goal of $100 million in our Phosphates business segment for fiscal 2007.

DAP market margins were high in the first quarter, but we have recently declined — but have recently declined as a result of higher ammonia prices and slightly lower phosphate prices. Strong ammonia demand from the U.S. and Europe, as well as reduced production due to plant turnarounds in the former Soviet Union, has kept the ammonia market tight. This may keep ammonia prices at relatively high levels during the next two months. However, the recent significant declines in the natural gas market should put downward pressure on future ammonia pricing. Ammonia remains one of Mosaic’s more significant challenges from a cost standpoint, and we continue to work with the sponsors of the pet coke gasification project proposed to be constructed next to our Faustina, Louisiana phosphate operations.

In the sulfur market, market dynamics have been a bit better as excess supplies have resulted in prices declining by $5 per long ton which will help offset the high ammonia prices.

I have really been impressed by our Potash business, even though sales were slow in the first two months of the first quarter as a result of the lingering negotiations with China, which I am pleased are now behind us for the calendar year. August sales were strong with the resumption of shipments to China and an improved demand in the domestic market, and, we are off to a good start in the second quarter. We continue to estimate that potash sales volume will range from 7.7 to 8.1 million tonnes in fiscal 2007, unchanged from prior guidance. This compares with 6.5 million tonnes in fiscal 2006, an unusually slow year due to protracted negotiations with Canpotex and buyers in China and India.

Mosaic’s average potash price declined in the first quarter compared to last year’s prices due to a very competitive worldwide market as inventories increased and sales softened. However, this changed in August with the Chinese contract settlement and prices in many areas, including North America, started to recover. We recently increased our North American prices by $5 to $8 per short ton depending on location.

Conditions for our Offshore business continue to be mixed. Our margins in Brazil were higher this past quarter, the result of lower raw material prices, and our aggressive actions highlighted by Fritz to reduce our cost in this important agriculture market. Although the unfavorable market conditions continue for the Brazilian sector, we are hopeful the worst is behind us and that we will start to see improved conditions going forward. I’m heading to Brazil and Argentina next week to see first-hand market conditions, visit some customers, and review our business performance. I’ll be eager to see our new SSP operations in Quebracho, Argentina. Targeted investments in these new — in key agricultural markets around the world, like in Argentina, will improve the performance and breadth of our Offshore business.

In spite of some near term challenges, both agriculture and crop nutrient demand prospects look good for both the medium and long-term. Steady increases in population and continued strong economic growth, particularly in large and rapidly developing countries such as China and India are boosting the demand for more grain-intensive and protein-rich food.

In addition, persistently high energy prices are driving the rapid development of large bio-fuel industries in nearly every energy deficient country around the globe. For instance, in the U.S., 43 new ethanol plants are under construction, along with expansions at 7 existing plants. This massive growth would boost U.S. ethanol capacity by about 60% with an increase — resulting increase in grain demand. In the last three years alone, we’ve seen U.S. ethanol production growth consume 19% of the U.S. corn crop. In the past, principal markets for grains and oilseeds have been food and feed. We have now added fuel as another formidable consumer of these crops.

There’s a similar situation developing for biodiesel in both Europe and Canada.

This year, the large global grain harvest will fall short of projected use by about 60 million tonnes. So you would expect stocks to decline and result in the prospect of higher grain prices. In the United States, we are harvesting the second largest corn crop ever. And even with that, we’ll fall short — the crop will fall short of demand by 800 to 900 million bushels. Farm economics are improving in most parts of the world as a result of new crop prices and lower relative crop nutrient and other input costs.

We believe that this combination will fuel an increasingly strong crop nutrient demand outlook worldwide. For example, this June, the International Fertilizer Industry Association projected that over the next five years, world nutrient use will increase 12%, or almost 18 million tonnes. U.S. demand is projected to rebound almost 5% in the current fertilizer year due to a recovery in planted corn acres to about 83 million acres, compared with 79 million acres this year. Plus, we expect fertilizer application rates to increase.

Interestingly, I just saw a Doane article in which they reported a farmer survey showing corn planting intentions that could reach as high as 85 million acres next year. Corn is one of the heaviest users of fertilizer, so this is very positive for North American fertilizer demand. In short, good farmer economics make good economics for Mosaic, and we look forward to working with our customers to provide them quality fertilizer products that will allow them to meet these impressive growth projections.

Now let me conclude with some observations about my first nine weeks at Mosaic. A member of our board recently asked me what I was most surprised with at Mosaic. My answer was that I was taken with how far this Company has come and how much has been accomplished in the short 23 months since its creation.

Considering the magnitude of integrating one publicly traded company with a business that had been embedded in a privately held corporation, closing one corporate headquarters and relocating the corporate center, bringing onboard 7,000 employees in multiple countries, creating a common sales force, integrating the operations of two previously competing Phosphate businesses, first time SOX assessment of internal controls and now rolling out our new ERP system. Not to mention that in the middle of this, having to deal with the disruption of Hurricane Katrina and her two ugly sisters, Rita and Wilma. All the while the Company has capably served our customers, continued to produce high-quality products, built an engaged workforce, and unfailingly put in place reliable financial control and reporting systems that are critical to any publicly traded firm. The Mosaic team deserves considerable credit for and should be proud of these achievements.

As proud as the team is of these achievements, we are equally dissatisfied with our financial performance and posted results. Exceptional amounts of time, energy and intellect have been applied to getting The Mosaic Company on a firm organizational and structural footing. Anyone that has been involved in a significant merger or acquisition can understand how distracting a merger can be in taking the focus off important external constituencies such as customers, suppliers and the competitive landscape and divert the focus to internal organizational and control issues.

Now, with most of the integration behind us, we will apply the same energy and intensity to serving our customers, strengthening relationships with suppliers, further improving employee engagement, fine tuning our phosphate and potash operations, and undertaking a deeper examination of many aspects of our product lines, markets and service offerings. We expect this phase of our business to achieve the performance we need to generate the cash to pay down our debt and position us to pursue the growth potential we see before us. This will position us to create real value for our shareholders.

In previous assignments, I have personally been involved in challenging business situations. What I have learned is that success is dependent on the organization having a clearly articulated plan with a focus on critical priorities, capacity to capably execute its plan, the will to make tough and timely decisions and finally having a team of noticeably better people driven to be part of a high performing team. I, along with our investors and the financial markets, do not have an unlimited amount of patience.

I am eager to move forward.

In the past nine weeks, along with visiting our employees, customers and production facilities, I have led our Senior Leadership Team in crafting the business agenda for the coming year as we move from the critical phase of creating the Mosaic enterprise and integration of two legacy companies to our next important phase, delivering on the promise to be a high performing, global crop nutrition company. I feel particularly fortunate to have the opportunity to lead Mosaic. I am prepared for this challenge and intend to lead in delivering the performance we all know that Mosaic is capable of.

Thank you. I’ll now turn it over to Larry for a quick financial update.

Larry Stranghoener: Thank you, Jim.

I will provide some additional color to the financial highlights Fritz has already outlined. We have noted our strong focus on cash generation for fiscal 2007 and this is an area where we have seen substantial improvement in the first quarter. Net cash provided by operating activities was $137.1 million in our first quarter compared with $81.2 million last year. Cash flow after capital expenditures was $51.9 million in the quarter, an improvement of $61.4 million compared with a year ago. Mosaic’s total debt at the end of August 2006 was $2.6 billion, resulting in a debt to capital ratio of 41.9%.

One of our primary goals in fiscal 2007, as you know, is to begin paying down long-term debt. In addition, we continue to actively evaluate refinancing alternatives and we’ll keep you posted when specifics can be shared.

Mosaic’s selling, general, and administrative costs were $65.7 million in the first quarter, an increase of $8.7 million compared with a year ago. This increase was primarily due to higher share-based compensation expenses and Sarbanes Oxley Section 404 compliance costs.

Our most recently completed fiscal year was the first in which Mosaic needed to comply with SOX 404, and we incurred significant expenses in completing this work. As we have noted before, future SG&A costs will benefit from our new ERP system. As CFO, I am very happy to report we successfully went live earlier this week. This new system will allow us to complete the consolidation of critical commercial and financial processes, and will provide a more robust control environment.

For the first quarter, we had a provision for income taxes of $7.4 million, compared with $51.5 million a year ago. As Fritz mentioned, included in the provision for income taxes was a $39 million benefit for the reduction of Canadian federal corporate tax rates and the elimination of the Canadian corporate surtax. This rate reduction, combined with lower provincial taxes noted last quarter, will significantly improve our effective tax rate in the future. For fiscal 2007, we expect a tax rate in the 40% to 45% range, excluding the one-time first quarter benefit noted above, based on our expected operating results and business mix.

Note that an important Mosaic tax attribute is the large amount of net operating loss carry-forwards we currently have, which will effectively eliminate nearly all U.S. cash taxes for several years. This will not be evident in our effective tax rates, but will certainly be apparent in our cash flows.

Equity income declined from $14.2 million last year to $3.9 million in this year’s first quarter. Much of this decline is due to a negative swing in mark-to-market accounting for natural gas derivatives at Saskferco. First quarter capital expenditures totaled $85.2 million, a decline of $5.5 million compared with a year ago. We are on track for fiscal 2007 capital expenditures to be in a range of $250 to $290 million, which is down from $390 million in fiscal 2006. The reduced capital spending is a result of the Phosphates restructuring we undertook last May and reflects our focus on improving cash flow.

Finally, let me add a note about a new sales volume reporting convention we are adopting in fiscal 2007. Our phosphate sales volume data now excludes non-Mosaic PhosChem sales volume to provide a more accurate picture of our results. This is the basis for our phosphate sales guidance.

Now I will turn this back to Fritz for closing comments.

Fritz Corrigan: Thanks, Larry.

As many of you already know, I announced this morning that I would be retiring from Mosaic on January 1st, 2007. I’ve had a wonderful career with over 40 years in the agribusiness industry, including the launch of Mosaic and the privilege of serving as its founding CEO. Now that our integration is getting very close to being complete, I’m ready to turn the reins over to Jim Prokopanko who will succeed me as President and CEO of Mosaic on January 1st. Just four years ago, I would never have expected to bring together two of the world’s most respected crop nutrition companies and create a new organization that’s on its way to being the global leader in delivering distinctive value to world agriculture and to all we touch.

During this period, my family’s been incredibly patient with me and I’m looking forward to spending more time with them and finally being able to pursue my other interests in the years ahead. While the timing to retire is never perfect, the timing is right for me. I’m almost 64 years old, thankfully in pretty good health, and most importantly, my work in leading the integration of Mosaic is almost complete, culminating with this week’s significant launch of the ERP system.

The timing works out not just for me, but also for the Mosaic team. We’re now at a stage where the senior leadership team is ready to make long-term strategic decisions. So it’s a perfect time to turn the reins over to Jim so he can start a detailed strategic planning process. Plans that he will be responsible for implementing. Jim and I have worked together for many years and I can assure you that Mosaic will be in excellent hands under Jim’s leadership. If you haven’t met him already, I encourage you to do so.

Jim brings a wealth of experience to Mosaic, having worked for over 25 years in the agricultural markets, including grain origination, risk management, as well as fertilizer and crop input retailing and distribution in North America, Latin America, and Europe. I’m very excited that he’ll be my successor and I’ll be working with him closely during the next few months to help him transition successfully into his new role.

With those comments, I’d like to thank you all very much for your time, the insightful questions that you’ve asked me during these past two years and your interest in Mosaic. This is a darn good company with the best yet to come. Doug, I’ll now turn it back to you.

Doug Hoadley: Thanks, Fritz. Operator, we’ll now start to open up the question and answer period.

+++ q-and-a

Operator: [OPERATOR INSTRUCTIONS]. And your first question comes from the line of Marshall Reid, of Banc of America. Please proceed.

Marshall Reid: Good morning. On phosphates, DAP prices have been flat, I think recently and your ammonia costs have moved a bit higher. Can you talk about your outlook for DAP prices, and are you contemplating a domestic price increase this fall and sort of what magnitude?

Fritz Corrigan: Right now, Marshall, we’re waiting for fall season and the logistics to happen to get tonnes in place in dealers’ hands for that fall season. We’re waiting to see volume start moving before making decisions on price increases for the fall.

Marshall Reid: Okay. And then just a follow-up question on phosphate gross margin. If I back out the hedge gains from both periods, I calculate a margin, that margin increased about 130 basis points year-over-year. Is that correct? And sort of what was the magnitude of the restructuring expenses you carried over into the first quarter?

Larry Stranghoener: Marshall, that’s correct. Indeed you’re right in saying that we continue to carry on some restructuring expenses into the first quarter. We won’t really hit our stride with respect to the full cost improvements we expect as a result of the phosphates restructuring until well into the second quarter. So that did have a dragging effect on the first quarter gross margin.

Marshall Reid: Okay. And then last question, can you talk about potash price, how have you customers responded to the recent potash price increases given sort of high inventories? And are you getting traction there?

Jim Prokopanko: It’s Jim Prokopanko. What’s happened, Marshall, is in anticipation we’ve seen a strong book of sales come on. So I can’t say that we’ve sold anything much at the higher prices, but we do have — I have people loading up prior to them being put in place.

Marshall Reid: Okay. Great. Thank you very much.

Operator: And your next question comes from the line of Don Carson of Merrill Lynch. Please proceed.

Don Carson: Thank you. I have a question on the earnings improvement target. As I understand, Larry on the last call, you indicated you have a goal of $100 million over the $148 million that you earned last year before the restructuring charge. And it just seems if you hit that target of roughly $250 million, that’s actually a run rate of about 55 million a quarter for the rest of the year, which seems relatively modest given how you performed in the first quarter even with these restructuring costs. I’m wondering why you’re sounding this cautionary note about being able to hit that target. It would seem to be a pretty modest target.

Larry Stranghoener: The cautionary note stems from the fact that volumes in the first quarter were weaker than we had expected because of what Fritz just described. The fact that the fall season has really not taken off yet. And so we want to see evidence that we’re going to see a robust fall selling season with volumes improving before we are convinced that we’ll hit that operating profit improvement target.

Don Carson: It would seem if indeed there is 85 million acre corn planting next spring, it’s should be a good second half outlook.

Larry Stranghoener: We are certainly optimistic about the second half outlook based on all the fundamentals we’re seeing.

Jim Prokopanko: Fundamentals are strong, Don. It’s just the current situation we’re in over the last few weeks, we’re like a lot of other people in the industry, anxious to get going on the fall season and not seeing the pickup in demand right now. Still early, though.

Don Carson: And two questions on potash. One near-term. What exactly was behind the pricing reduction, both sequentially and year-over-year? And then question for Jim is, as you look at the potash market and the growth opportunities the next few years, what are your thoughts on further expansion, similar to the one you’ve just done?

Fritz Corrigan: Well, the first part of the question, Don, as we addressed in the — in our remarks, it’s really a shift of product mix and destinations that have driven the slight price decline. And I’ll let Jim handle the question on growth beyond the Esterhazy expansion, which is on schedule for later this month.

Jim Prokopanko: Yeah, we’re expecting the 400,000 metric tonne Esterhazy expansion to come on stream sometime around December of this year. Beyond that, we have other expansions considered. And on the drawing board, however that’s going to be pretty much carefully timed with the increase in demand growth. So we don’t have anything to announce, certainly at this point. We are prepared and have the capacity to expand as we see the markets emerge for those products.

Larry Stranghoener: And Don, its Larry, to further your question about potash pricing. Inventories have been high and demand has been weak through much of the first part of the calendar year until we have the China contract settlement. Demand has firmed up considerably and therefore we’d expect pricing to begin firming up, as well.

Don Carson: So if you were to take just August prices once you start shipping again at the $25 higher price, then we should see sequential improvement in potash pricing?

Larry Stranghoener: You will see sequential improvement in potash pricing in our second quarter.

Don Carson: Okay. Thank you.

Operator: Your next question comes from the line of Edlain Rodriguez of Goldman Sachs. Please proceed.

Edlain Rodriguez: One question over product pricing again. In terms, can you talk about the price and volume strategy during the quarter in terms of dropping prices to move volumes? Was that happening during the quarter?

Fritz Corrigan: We were interrupted here — I — would you repeat the question again, Edlain?

Edlain Rodriguez: In terms of price volume strategies during the quarter. In terms of dropping prices to move volumes, was that happening during the quarter for you?

Fritz Corrigan: We were consciously shipping to fill demand as we saw it in the marketplace, reluctant to raise prices, certainly not lowering prices at all. But we wanted to increase our order book in preparation for the fall price increase we saw coming.

Edlain Rodriguez: Okay. One last question on Brazil. From what you’ve seen so far, are you surprised about the continuing challenges there? And is there going to be any improvement and is that going to be next year? Instead of this year as expected?

Fritz Corrigan: We think we’re at the bottom. We think we’ll see modest increases or improvements in the Ag markets in Brazil over the next 12 months. I think the best indicator that you can use to track that possibility is the value of the Real relative to the dollar and soybean prices. And we’re optimistic about grain prices worldwide and, I think the elections that are ongoing right now will have a lot to say about whether we see a change in monetary policy in Brazil.

Edlain Rodriguez: Okay.

Fritz Corrigan: I just might add, the Brazilian market is highly, the Ag market on soybean planting is highly dependent on, of course, the price of beans, which are U.S.-denominated in this foreign country. The strong valuation of the Real has really taken the wind out of some of Brazilian farmers. And as we see demand with corn leading the parade is increasing, we think oil will be a short ways behind that.

And similarly, as we’re building ethanol plants and biodiesel plants in North America, we are seeing a rapid expansion of biodiesel production in Brazil. And so we’re positive again about the Ag marketplace economics. And that, to your question is going to happen this coming year, while I think it will be a — it will take more than this one year to fully recover.

Larry Stranghoener: and I would add a final comment. We are seeing improvement. There is year-over-year improvement in performance. It just is not at the level that we would like to see it. But it is improvement.

Edlain Rodriguez: Thank you.

Operator: Your next question comes from the line of David Silver of JP Morgan. Please proceed.

David Silver: Yeah, good morning. One question, maybe for Larry, but first, I’d like to Fritz or Jim on the international phosphate outlook. I guess India for the last year or two has been kind of the big swing market there. And there’s a number of issues, I guess there, maybe resumption of production at some down facilities and the overall level of subsidies and things that may affect the demand side. Now, you guys are importers there, you also have marketing and distribution on the ground there, can you give us your take on your best view of how the next 12 months of import demand or fertilizer demand in the Indian market looked to you here?

Fritz Corrigan: David, the outlook for fertilizer for phosphate imports to Brazil, I think is — to India, pardon me is pretty strong. First of all they have emerged as an importer of wheat this past year. And that’s an indicator of how tight their food balance is in that country. They understand very clearly the need to fertilize and so it gets to a question of how big the subsidy is going to be.

And whether they import acid or finished products and then the question of whether they produce locally or not. The — they’ve had some pickup in local production, but the Oswal plant is still not performing very well. And if it does, it would impact import demand, but it isn’t. And we as global suppliers are benefiting from that situation. We look at India as a continuing strong market for U.S. phosphate shipments.

David Silver: Okay. And then a question for Larry about the refinancing opportunities that you hinted at earlier. Where there was a refinancing opportunity maybe in July. And when I look at the annual report, I see that there’s a $700 million or more of debt that’s coming due over the next two fiscal years. Can you maybe just outline what some of the bigger opportunities are there? And maybe your experience with refinancing opportunities with the $400 million of bonds that came up for refinancing or for call in July? Thanks.

Larry Stranghoener: David, the specific opportunity you mentioned was a call date. An initial call date on a 400 million debt that came up in early June. We’re very mindful of that. And that as well as the opportunities to finance our other traunches of high-yield debt as well as some of our other traunches of debt are under active consideration and evaluation and we’re looking forward to moving forward. The exact parameters of whatever we do are still to be determined and the exact timing of whatever we do is still to be determined. But we will be moving forward and telling you about that at the appropriate time.

David Silver: Okay. Thank you.

Operator: Your next question comes from the line of Brian Hughes of Citigroup. Please proceed.

Brian Hughes: Good morning. With potash and nitrogen demand being relatively strong, it’s somewhat perplexing that phosphates should lag. What are you seeing in the marketplace there? Are buyers sensing the market weakness in delaying purchases? Or is there something else going on there with the channel of inventories?

Jim Prokopanko: It’s Jim here. Sure, I’ll try that. Its dealers and the distribution channels have been good, have bought good volumes of nitrogen, they’ve bought good volumes of potash in anticipation of stronger, steady markets. The phosphate market is slow as they have only so much working capital. So they’re careful how they apply that.

And I think with the natural gas prices declining as they have precipitously, I think there’s commercial anticipation that’s not going to put pressure on the phosphate prices. Simple as that they’ve loaded up their warehouses. They don’t see a risk of a phosphate price increase at this point and feel confident that they can get their product closer to the time that they need it.

Brian Hughes: Okay. Great.

Jim Prokopanko: and the crop, is… we’re still in the early days of the U.S. harvest. And where we are further along on harvest in North America, we’re encouraged by the demand for phosphates.

Brian Hughes: All right. And then on the ERP implementation, have you experienced any major headaches with that? And then follow-up — you’ve mentioned SG&A savings, can you quantify that number in any way or provide an SG&A estimate for the full year?

Jim Prokopanko: The ERP implementation so far has gone as far as we can expect it. There are no major headaches, there are a lot of little headaches as you could guess. But so far we’re very pleased with the fact that all of our intensive preparation seems to have to paid off very well. The new ERP system will afford us a lot of opportunities as Fritz noted. The primary one is it will allow us to finally integrate the Phosphates business units in Florida and allow us to operate as one face to our customers and will certainly help with our financial analysis and reporting and financial control challenges, as well.

It will also over time enable cost reductions as it will allow us to streamline our processes. We have internally quantified some of those cost reductions that we expect. We have not quantified in any detail what we expect externally other than to say that we see the opportunity to bring down SG&A costs down over time. I would know that benchmark data will suggest that SG&A costs in a 4 to 5% range of sales would be a good target for us to shoot for over time.

Brian Hughes: Great. Thank you.

Operator: Your next question comes from the line of Steve Byrne of Merrill Lynch. Please proceed.

Stephen Byrne: Hi, couple more questions on pricing. How much of the sequential decline in the potash price was due to less utilization of the Canpotex rail cars and higher unit fixed cost?

Fritz Corrigan: No question, Steve, that that was a factor of the cost of delivering potash to the port for loading increased — I would — I don’t have the number, but I’m guessing, you know $3-4 a tonne during the period when shipments were low.

Stephen Byrne: Okay. Then your DAP price was up slightly sequentially. But when you take the all in phosphate price, revenue divided by tonne, it was up just enormously. Is that freight? What is causing that phosphate price to go up?

Larry Stranghoener: That’s partly, Steve, the issue I noted at the end of my comments about PhosChem non-Mosaic sales not being part of our sales volume, but being included in our revenue. So there’s a bit of a mismatch because of accounting consolidation rules. So our revenue includes roughly $100 million of non-Mosaic PhosChem sales, the tonnage figures does not.

Stephen Byrne: Okay. All right. And then one last one on phosphate pricing. The mid corn belt price is roughly $35-40 a tonne higher than central Florida, which seems to be pretty much equivalent to a rail freight and probably a warehousing cost. Why is there not a — an incremental profit by being able to be distribute in the corn belt versus the plants in central Florida?

Larry Stranghoener: There is an opportunity to earn a profit in distribution. And we think that having warehouses in the corn belt helps us do that. The profits come, the economic profits come from providing inventory close to customers, providing the ability to respond to very seasonal demand on the one hand and plants that run 24/7 on the other hand being in between there and providing storage in the pipeline is an economic value.

We see that as more readily apparent when prices are moving up and there are times when prices are flat where you it’s harder to earn that income. But from a producer’s perspective, having that warehousing space that we own or control or lease is very, very important to our overall marketing strategy. And it does over time produce an interesting return on the working capital tied up in the business.

Stephen Byrne: Thank you.

Operator: Your next question comes from the line of [Narayana Krishna of Nemura Asset Management]. Please proceed.

[Narayana Krishna]: Hi, you touched upon a little bit, inventory situation of phosphate and potash. Can you just summarize what are the — are inventory levels at consumers, are they relatively high, for domestic producers and offshore producers for two different products? How did they change? Could you summarize that, please?

Larry Stranghoener: We don’t have — there isn’t any association reporting of a dealer and distribution network information. Inventory information. What we do have is just the anecdotal market intelligence. And that is, phosphate and potash, we are now moving up to largely charging the potash system. Phosphate, this is a slag, we think its 50-60% of the fall needs are in place and yet to go. In the case of China, we believe through these protracted negotiations, they took their warehousing and it’s always — it’s always interesting trying to forecast what’s happening China, but our belief is they really ran their warehousing and their inventories down to dangerously low levels. And some affirmation of that assessment is the pace at which they’re drawing down product and shipping is significant. So we think they really took it to the edge.

[Narayana Krishna]: Okay. So China observation, on both fertilizers?

Larry Stranghoener: Talking about potash.

[Narayana Krishna]: Okay.

Larry Stranghoener: And phosphate, you know, I don’t know enough to say on that one. I think potash inventories are balanced. We haven’t seen much of a shift in — phosphate, I misspoke, phosphate inventories in China are misbalanced. We haven’t seen much of a change in port stocks over the past four or five months. They’ve been pretty constant at around 400,000 in the ports and continue to be that level today.

[Narayana Krishna]: Okay. So phosphate, you say basically 50-60% of what’s needed. 50-60% of what’s needed is already in place for the fall season?

Larry Stranghoener: That’s the marketplace estimate of what we think is in place in dealer storage facilities is about half of what they need this fall is in place.

[Narayana Krishna]: Is that a normal level or is it higher than normal?

Larry Stranghoener: I’m not sure what normal is. It really depends on the market conditions. If there was expectation of price appreciation, it could be higher, and if it was carried over from the fall. I’d say it was — you wouldn’t want to be much lower than having that this close to the phosphate season. I’d say it’s normal to the low side. Given the time of year, I’d say it’s kind of low.

We expect it to be low and that’s why we’re feeling good about what’s ahead of us. And also the one other piece is the number of barges on the river are at some record low levels. At these high levels of both potash and phosphate prices, dealers are reluctant to carry anything over a season. Just not — just with the concern that there could be price erosion immediately following a spring season or following a fall season. People in the whole industry have been careful about how much they have in the warehouse.

[Narayana Krishna]: Okay.

Larry Stranghoener: And you can see that coming through on what’s on the river. There’s not a lot of barges floating on the river.

Doug Hoadley: Thanks, we’re going to have to move on to the next question.

Operator: Your next question comes from the line of [Paul Bonito of TD Newcrest.] Please proceed, sir.

[Paul Bonito]: Good morning, gentlemen. Just one quick one. I was wondering if you could give some framework with respect to focusing and paying down debt. Have you ever given some guidance as percentage of free cash or dollar amount or leverage ratio?

Fritz Corrigan: We have not given specific guidance other than to say repeatedly and forcefully internally and externally that we intend to pay down debt. It’s our primary priority for the use of cash flow in fiscal 2007. We spend to get to investment grade and that’s a function of reducing our absolute levels of debt as well as increasing our ratio of free cash flow to levels of debt. But we have not given anymore specific guidance than that.

[Paul Bonito]: Okay. Would it be too much to ask in terms of year-end, fiscal year-end gross debt to total cap versus where you are now?

Fritz Corrigan: In terms of our expectations? Yeah, that’s more than we’ve been providing at this point in time.

[Paul Bonito]: Okay, that’s fine, thanks, gentlemen.

Operator: Your next question comes from the line of Bob Goldberg of Scopus Asset Management. Please proceed.

Bob Goldberg: Morning. Just a follow-up on that pricing. Your average phosphate price was up $11 year-over-year. And I believe about $6 sequentially, and just wondering what drove that, was there any mix effect from possibly a higher level of exports in the August quarter versus the May quarter? And also following up on that, what are your expectations for the November quarter. Has there been any slippage in price due to the weak volume environment that you’ve encountered so far in the November quarter or were you able to hold prices so far?

Larry Stranghoener: Saw strong export shipments in the fourth quarter and that helped drive the pricing that we have described. In the second quarter, we expect pricing and margins to hold firm with where they currently are.

Bob Goldberg: Okay. So that 250 level or so seems like a reasonable place to be absent the significant recovery and demand which might then — might then possibly lead to higher pricing.

Larry Stranghoener: We expect to have the demand side working for us, we are concerned about rising ammonia costs that we will be incurring early in the second quarter. We think the longer term trend for ammonia should be very positive given what’s happened to natural gas. But in the past few months, ammonia costs have been creeping up. That would squeeze margins even as we look for a robust demand environment that we expect to materialize to help improve margins. So the affect would be offsetting in effect so that’s why we suggest sort of a flat outlook. Currently high levels.

Bob Goldberg: Okay. Thanks.

Operator: Your last question comes from the line of Bill Young of Credit Suisse. Please proceed.

Bill Young: Morning. Congratulations on your retirement, Fritz.

Fritz Corrigan: Thank you very much.

Bill Young: Okay. Now, quick question. The prices of some of the fertilizers are down significantly like in nitrogen year-over-year, for similar grades. But what do you hear about application rates for this fall from your survey from the agricultural area, either the farmers or some of the dealers?

Fritz Corrigan: The application rates last year were down. And for this past spring season, and I think that phosphates were down something like a million tonnes, which is quite extraordinary and we produced a decent crop in both the U.S. and Canada. Now, the second largest crop ever produced, that takes nutrients out of the soils. Soil tests that we’ve seen throughout the U.S. show that the last couple of years farmers have not been replacing their phosphate levels. So our anticipation, and certainly it would be good economics, to put more phosphate down. A large crop the past year, and at the kind of corn prices and futures prices in excess of, last I looked, about $2.60 a bushel, that, I think is going to drive increased rates. Farmers are definitely going to want to produce higher yields at these prices of corn.

Bill Young: This fall as well as the full fertilizer year?

Fritz Corrigan: Certainly, well, for the full — for the growing year I put my comments. And right now we’re seeing a shift to more fall — more field work being done in the fall. And we’re seeing upwards of 50-60% of domestic phosphate sales are getting phosphate application gets done in the fall. We expect that should be positive application rates and good demand. We said earlier, Bill, the fundamentals are decidedly better at this point in time than they were a year ago or even this spring.

Corn prices were $0.30 to $0.40 lower and nitrogen prices quite a bit higher than they are today. And so we think that farmers got every incentive the marketplace can provide to increase acreage dramatically, 83 to 85 million acres of corn. And also increase application rates because applying fertilizer on his land, especially phosphates is a very good investment for the year coming up.

Larry Stranghoener: And they do have opportunities to hedge by selling the December ‘07 corn futures and locking a darn good return for their farming operations.

Bill Young: Great, thank you.

Fritz Corrigan: You’re welcome.

Operator: You have no further questions. I would now like to turn the call over to Doug Hoadley.

Doug Hoadley: Thank you, everyone, for your participation and listening to Mosaic’s management for the first quarter fiscal 2007 call. If you have anymore questions, please feel free to give me a call. Thanks and good-bye.

Operator: Thank you for your participation on today’s conference. This concludes the presentation. You may now disconnect.